EXHIBIT 4
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the FIRST day of JULY in the year TWO THOUSAND AND SIX BETWEEN:

NIGEL GREGG of 12 Mountainview Road, Ranelagh, Dublin 6, Ireland ('the Employee’) AND

TALLY-HO VENTURES, INC., a company incorporated under the laws of the State of Delaware, United States of America whose registered office is located in the State of Delaware and having its principal place of business and administrative office address at 115 Route D’ Arlon, L-8311 Capellen, Luxembourg (‘the Company'), AND

IT is mutually agreed by and between the parties hereto as follows:

I. DEFINITIONS

I. (a) In this agreement the following terms shall mean:
I. (a) (1) Accrued Compensation means an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) discretionary time and vacation pay, and (iv) bonuses and incentive compensation earned and awarded prior to the Termination Date;
I. (a) (2) Associated Company means a subsidiary company or a holding company of the Company;
I. (a) (3) Base Salary shall mean the greater of the Employee’s annual base compensation (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the Ninety (90) day period prior to the Termination Date or a Change in Control, and shall include all amounts of his base compensation that are reported as income; provided however, Base Salary shall not include the bonus or any other payment contingent on performance. Base Salary shall be paid to the Employee in regular instalments on each of the Company’s regular pay dates for executives.
I (a) (4) The Board means the board of directors of the Company;
I (a) (5) Unless otherwise specifically defined, the word Director, for the purpose of this agreement, means an employee of the Company who is duly empowered by the Board of Directors or shareholders of the Company to represent the Company and includes a member of the Board of Directors of the Company;
I (a) (6) Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of Ninety (30) consecutive days, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).
I (a) (7) Holiday Year means each calendar year from January to the following December;
I (a) (8) Incapacity means any injury, illness, or similar cause preventing the Employee from attending to his duties.
I (a) (9) Notice of Termination shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; A Notice of Termination served by the Company shall specify the effective date of termination.

I (a) (10) Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of termination of employment after the Expiration Date, the last day of employment; and (iii) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.
I (b) The clause headings are inserted for convenience only and neither must they be taken into account nor do they affect the construction or the interpretation of the agreement.
I (c) Any reference to a statutory provision includes any modification or re-enactment.
I (d) This agreement is intended to be construed on the basis of the general laws of the State of Delaware, United States of America, wherever possible and any disputes that are not covered by the laws of State of Delaware shall be adjudicated as if such disputes were occurred in the State of Delaware.

II. TERM OF APPOINTMENT

II (a) The employment of the Employee as per this agreement shall commence on July 1, 2006 and the employment shall continue for an initial term of 24 months which shall be automatically renewed for another term of 24 months thereafter, unless either party gives to the other 30 days notice terminating the employment if not earlier terminated in accordance with the provisions of Clause IX.
II (b) Any past period of employment prior to the date of commencement as per this agreement shall not be considered for calculating the initial term or subsequent term as per Clause II (a) or for any perquisites.

III. DUTIES

The Employee shall:
III (a) carry out the duties and use the powers given to him by the Board in his capacity as the positions held by him as per Clause III (b);
III (b) hold the position of PRESIDENT and CHIEF EXECUTIVE OFFICER and shall have all the executive powers and responsibilities of an officer as per the Bylaws of the Company and any other powers conferred and or inferred by the General Corporation Law of State of Delaware;
III (c)  for all purposes be considered as an authorised signatory of the Company and the relationship between the parties herein shall be that of employer and employee and during the term of the employment as per this agreement the Employee shall be an Officer of the Company;
III (d) have overall control of the management of the Company and any Associated Company;
III (e) work during the working hours and further hours as are reasonably required for the proper discharge of his duties without additional payment;
III (f) devote the whole of his time to the business of the Company and any Associated Company unless prevented by incapacity;

III (g) not be concerned or interested in any other business of a similar nature to or in competition with business of the Company and any Associated Company provided that the Employee is not precluded from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange;
III (h) promote and develop the business of the Company and any Associated Company and comply and conform with all reasonable requests and directions of the Board;
III (i) work anywhere in the world as the board may reasonably require of him to perform his duties towards the Company and any Associated Company provided that if the Company requires the Employee to work at a place that necessitates a move for the proper performance of the Employees duties and powers, the Company shall pay all reasonable removal expenses of the move;
III (j) travel to any places of business for matters associated with business of the Company and any Associated Company; all such travel shall be at the sole cost and expense of the Company; all lodging and food costs incurred by Employee while travelling and/or conducting business at the Company’s operational offices shall be paid by the Company;
III (k) accept any appointment as an officer of the Company and any Associated Company as the Board directs.
III (l) unless instructed otherwise, work between of 09:00 and 18:00 with 120 minutes interval in between at the office of the Company.

IV COMPENSATION

IV (a) The Company shall pay the Employee an annual salary of Two Hundred and Forty Thousand US Dollars ($240,000) by equal monthly instalments in arrears on the last day of each month. The salary shall accrue on a daily basis.
IV (b) The Board shall review the Employee’s salary during the month of June of every year to revise the salary upwards subject to a minimum of 5% increase per year.
IV (c) In addition the Company shall pay the Employee an annual bonus of 1% of net profits in respect of each of the Company’s financial year during which it employs the Employee as an officer of the Company and such bonus shall be paid to the Employee by fully paid up freely tradable shares of the Company each valued at the market price on the last day of the relevant financial year to which the bonus share belongs to.
IV (d) The Company shall issue to the Employee, as an incentive to join the Company, 100,000 shares at $0.001 per share which shares shall be restricted under section 144 of the Securities Act 1933.
IV (e) If the Employment as per this agreement continues for only part of the Company’s financial year, any bonus shares will be calculated on a pro rata basis.
IV (f) The net profit figure is to be calculated as the net profits of the Company and any Associated Company before the deduction of Income and Corporation Tax shown in the audited accounts adjusted by:
IV (f) (1) deducting an amount equivalent to the capital profits for the financial year;
IV (f) (2) adding the amount equivalent to the capital losses for the financial year;
IV (g) The Company’s auditors shall calculate the net profits and shall report in writing.
IV (h) The auditors shall act as experts and not as arbitrators.
IV (i) The decision of the auditors is binding on the Employee and the Company.
IV (j) The bonus shares as per IV (e) and IV (f) shall be issued within 30 days after the date of the auditors report.
IV (k) The Company may deduct from the Employee’s salary or bonus any money that the Employee owes to the Company.

IV (l) The Employee shall sign a receipt for any amount received from the Company on account of salary, bonus or re-imbursement or compensation.
IV (m) Any tax or levy that becomes due on the income of the Employee shall be the sole responsibility of the Employee and any tax deducted at source shall be considered as payments made to the Employee.
IV (n) Any unpaid part of the salary, bonus or other form of compensation shall become due on the date it became accrued and shall be accounted as a liability to the Employee in the accounts of the Company.

V. SICKNESS

V (a) If the Employee is absent from work due to incapacity, the Company shall continue to pay the Employee for a period of 6 weeks.
V (b) If the Employee receives any statutory sick pay or social security benefits while the company continues to pay him, he shall either pay or give credit for the money received.
V (c) If the Employee is absent from work due to an incapacity caused by the actionable negligence of another, the Employee shall notify the Board of the details. He shall include within any claim arising there-from the money that the Company has paid to him by reason of the absence and pay to the Company any money recovered that represents the money paid to him by the Company for the absence.

VI. HOLIDAY ENTITLEMENT AND OTHER PERQUISITES

VI (a) The Employee may take in addition to the usual public and bank holidays 4 weeks paid holiday in each holiday year.
VI (b) The Employee shall give four weeks notice before taking any holiday entitlement and shall not take more than two consecutive weeks.
VI (c) The Employee shall not take holiday at times when it conflicts with his duties under the Agreement.
VI (d) The Company shall not require that the Employee works on any bank or public holiday.
VI (e) Upon the termination of his employment, the Employee’s accrued holiday entitlement will be calculated on a pro rata basis in respect of each completed month of service of the holiday year in which the employment terminates and the appropriate amount shall be paid to the Employee provided that he has taken no more than his accrued entitlement. If the Employee has taken more than his accrued entitlement, the Company may make an appropriate deduction from the Employee’s final salary payment.
VI (f) The Company shall reimburse Employee, upon presentation invoices or vouchers to the satisfaction of the Board of Directors for all reasonable business expenses incurred by Employee on behalf of the Company.

VII. CONFIDENTIALITY

VII (a) The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary employees, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

VII (b) If the board makes a request and in any event upon the termination of the Agreement, the Employee shall surrender to the Company all notes and memoranda together with any copies thereof that are in his possession and relate to the business of the Company and any Associated Company or any suppliers, agents, distributors, or customers acquired, received or made by the Employee at any time during the course of his employment.
VII (c)  The Employee shall not without the prior written consent of the Board either directly or indirectly:
VII (c) (1) publish any opinion, fact or material;
VII (c) (2) deliver any lecture or address;
VII (c) (3) participate in the making of any film, radio, broadcast, or television transmission;
VII (c) (4) communicate with any journalist or other representative of the media in relation to the business or affairs of the Company and any Associated Company.

VIII. INTELLECTUAL PROPERTY

The Employee shall:
VIII (a) promptly disclose to the Company all copyright works, designs or patented works originated, conceived, written or made by him or in which he has participated with others when completed or in a marketable form;
VIII (b) shall hold all copyrights and patents (for purposes of this agreement, patent applications shall be included in the term patent or patents) in trust for the Company until such rights shall be fully and absolutely vested in the Company;
VIII (c) assigns to the Company by way of future assignment all design rights, copyrights, patents and other intellectual property rights (if any) for their full terms throughout the world in respect of all copyright works, designs or patentable works originated, written or made by the Employee;
VIII (d) unconditionally and irrevocably waives in favour of the Company any and all moral rights conferred on him by and copyright, designs and patent law for any work in which copyright, patent or design right is vested in the Company;
VIII (e) at the request and cost of the Company, do any and all things necessary or desirable to substantiate the rights of the Company under this clause and in the event of his failure to do any such thing within seven days of the request the Employee hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to execute any document and do all things necessary to give effect to the provisions in this clause provided that nothing will not apply to those works originated, conceived, written or made by him wholly outside his normal working hours and which are wholly unconnected with his obligations under the Agreement.

IX. TERMINATION OF EMPLOYMENT

IX (a) If the Employee:
IX (a) (1) is guilty of any gross default or misconduct in connection with or affecting the business of the Company and any Associated Company except any relative inefficiency, from the past performance, lasting for more than 90 days;
IX (a) (2) commits a serious breach or repeatedly breaches the terms of the Agreement which is not a mistake;
IX (a) (3) is declared bankrupt or makes an arrangement or composition with his creditors or has an interim order made against him by any courts in the United States of America;
IX (a) (4) is convicted of any arrestable criminal offence (other than an offence under any road traffic legislation for which a fine or other non-custodial sentence was passed);
IX (a) (5) is disqualified from holding the office of Employee due to any mental illness;
IX (a) (6) is convicted of an offence under the Securities Act 1933 or the Securities Exchange Act of 1934, as either may be amended or under any other present or future statutory enactment or regulations relating thereto;
IX (a) (7) resigns as a director of the Company and any Associated Company other than at the request of the Board;
the Company may terminate the employment of the Employee without notice or payment in lieu of notice.
IX (b) Upon the termination of the employment however it may occur the Employee shall:
IX (b) (1) resign from all the offices held by the Employee on the basis of this Agreement and, in the event of his failure to so do, shall be deemed to have authorised the Company to appoint a person in his name and on his behalf to sign and deliver his resignation to the Company and any Associated Company of which he is a director or an officer; and
IX (b) (2) cease to represent or hold himself out as a director of the Company and any Associated Company or otherwise still connected with them.
IX (c) If the Company gives the Employee notice terminating the employment at any time during the term for a reason other than those specified in Clause IX (a), the Employee shall be entitled for a consolidated compensation in cash of 3 months salary.
IX (d) In the event of the Employee terminates the employment, he shall not be eligible for any compensation and shall not be eligible for any future bonuses; but shall not be liable to indemnify the Company for any losses caused due to his departure, unless the Employee otherwise becomes liable on the basis of violation of any other clauses contained herein.
IX (e) Any outstanding liabilities as per Clause IV (l) together with any compensation payable as per this Clause shall be paid within 30 days of termination of the employment by either party and any unpaid amount shall carry interest at the rate of 5% per annum.
IX (f) Either party is at liberty to set off any liabilities outstanding between them from the amounts that become outstanding as payable to the other party during or after the term of this agreement.
IX (g) In the event of violation by the Employee of any conditions contained herein, specifically as per Clauses VII and VIII or generally as per any other clauses, any amount outstanding as payable to the Employee shall be forfeited as consolidated damages and the Employee shall not have any claims of whatsoever nature against the Company.

X. SPECIAL BONUS ELIGIBILITY ON PERFORMANCE

X (a) In addition to shares as per Clause IV (d) the Company shall issue to the Employee an additional 100,000 shares, restricted as per section 144, at $0.001 per share upon completion of generating a minimum cash inflow of $5,000,000 (five million US Dollars) by properly and successfully reinvesting the sum of $100,000,000 (one hundred million US dollars) of the investments placed through ProTrust Private Clients SA, a company that the Company is engaged in the process of acquisition. This clause shall be subject to the successful completion of the acquisition process between the Company and ProTrust Financial Services Group SA

X (b) For each financial year wherein an income that is enough to declare $0.80 earnings per share is reported, the Employee shall be eligible to be issued with an additional 100,000 shares restricted under section 144 of the Securities Act 1933 at $0.001 per share.
X (c) For each financial year wherein an income that is enough to declare $1.00 earnings per share, is reported, the Employee shall be eligible to be issued with an additional 200,000 shares restricted under section 144 of the Securities Act 1933 at $0.001 per share.

XI. ARBITRATION AND INDEMNIFICATION

XI (a) Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Clauses VII and VIII hereof shall be settled through final and binding arbitration before a single arbitrator who is approved and licensed in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

XI (b) The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section XI (b) are in addition to and not in lieu of any indemnification, defence or other benefit to which Employee may be entitled by statute, regulation and common law or otherwise.

XII. STOCK OPTIONS

XII. As an additional incentive to Employee to enter into this Agreement the Company hereby grants as of July 1, 2006, to Employee options to purchase shares of the Company’s Common Stock of $.001 par value, as follows:

XII (a) The Company declares that the Employee is hereby granted options to purchase 400,000 shares of the Company’s Common Stock as if such options were issued as of July 1, 2006 and an option to purchase additional 50,000 share options for every completed year during the term of the employment. Any options not exercised shall be accumulated until the end of the term and shall be available for exercise until the completion of 365 days from the last date of the term of this agreement and shall be lapsed on the following day.

XII (b) The exercise price of the option shall be the lowest price per share quoted in a recognized stock exchange during the 12 months immediately preceding the date of qualifying for the options.

XII (c) The shares purchased by exercising options as of December 31, 2006 shall remain restricted from trading under Section 144 of the Securities Act 1933. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor.

XIII. NOTICES

XIII. All notices under this Agreement shall be given in writing. Notices to the Company shall be sent to the address at which the principal place of business of the Company is located by registered post with acknowledgement due. Unless delivered to the Employee personally all notices to the Employee shall be addressed to the Employee’s last known address by registered post with acknowledgment due. It shall be the responsibility of the Employee to notify the Company when he moves away from an address provided to the Company as the address for communication.

XIV. MISCELLANEOUS

XIV (a) This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Employee by the Company (which is deemed to have been terminated by mutual consent).
XIV (b) In the event of any clauses herein, becoming illegal or inoperative due to the existence of any statutory provisions contrary to such clause, the agreement shall be interpreted as though such clause is not in the agreement and the balance of the agreement shall remain enforceable.
XIV (c) This agreement may not be modified, amended or waived without written consent of both parties hereto.
XIV (d) If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney’s fees, costs and expenses.

This agreement contains 9 pages and is executed in duplicate with one original signed copy to each party.

Both the parties have signed on all the 9 pages.

IN WITNESS WHEREOF the Employee and Company's signatory on behalf of the Company have signed on the date mentioned above.

Signed by  NIGEL GREGG  _______________________________

Signed by  PETER JAMES SMITH
          DIRECTOR
On behalf of the Company   _______________________________